Exhibit 99
News Release
NEWS

FOR IMMEDIATE RELEASE

Contact:    Al Scott
        (847) 402-5600

Allstate’s Leadership Depth Provides Strategic and Operational Continuity

Mario Rizzo succeeds Glenn Shapiro, who is retiring as President, Property-Liability
Jess Merten succeeds Rizzo as Chief Financial Officer

NORTHBROOK, Ill., Aug. 18, 2022 – Allstate’s commitment to purpose-driven leadership supports the continued focus on improving auto insurance margins while executing its Transformative Growth strategy. Glenn Shapiro, who has successfully led the Property-Liability businesses since 2018, has decided to retire, having led the initiation of Transformative Growth and rapidly adapted to the impacts of inflation on auto insurance margins.

Mario Rizzo, currently the Chief Financial Officer, has been a full partner in these successes and will succeed Glenn as President, Property-Liability. Jess Merten will assume the Chief Financial Officer role, leveraging his broad financial and operating experience at Allstate over the last decade.

“Allstate’s leadership team is aligned on building a purpose-driven company that serves customers, employees, shareholders and communities, which makes leadership transitions seamless,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Glenn is an exceptional leader who expanded property-liability distribution, significantly lowered costs to provide greater value to customers and advanced our digital transformation. Mario’s leadership capabilities and breadth of experience during his 33 years at Allstate will ensure that this momentum is maintained. Jess is ideally suited to be the Chief Financial Officer, with success in multiple financial roles and most recently leading Allstate Financial and the divestiture of the life and annuity businesses,” concluded Wilson.

Summary of leadership changes:
•Glenn Shapiro, President, Property-Liability, has decided to retire effective Sept. 30. He joined Allstate as Chief Claims Officer in 2016 and has held his current position since 2018.
•Mario Rizzo became Chief Financial Officer in 2018 and has been successful in many different roles since joining Allstate 33 years ago. He will become President, Property-Liability, on Sept. 1.
•Jess Merten joined Allstate in 2012 as Chief Financial Officer, Allstate Financial, and subsequently held the roles of Treasurer, Chief Risk Officer and President, Allstate Financial. Jess will become Chief Financial Officer of The Allstate Corporation on Sept. 1.

Exhibit 99

About Allstate
The Allstate Corporation (NYSE: ALL) is one of the largest publicly held personal lines property and casualty insurers in America, with more than 190 million policies in force and revenues of $50.6 billion in 2021. Allstate protects people from life’s uncertainties with a circle of protection including cars, homes, electronic devices, benefits and identity theft. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.”

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.